Exhibit 23.1

Consent of Independent Auditors
Roper Technologies, Inc.
Sarasota, Florida
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-208200) and Forms S-8 (No. 333-211671, 333-35648, 333-105919, 333-135700, 333-182779, 333-35666, 333-35672, 333-36897, and 333-105920) of Roper Technologies, Inc. of our report dated March 30, 2016, except for the "Goodwill" paragraph in Note 2, which is as of March 14, 2017, relating to the consolidated financial statements of Project Diamond Holdings Corporation for the year ended December 31, 2015 which appear in this Form 8-K.

/s/ BDO LLP
McLean, Virginia
March 14, 2017